Exhibit 99.1

NEWS RELEASE

30 Penhallow Street

Portsmouth, NH 03801

(603) 433-6131

(800) 327-9970

Contact:	Adam S. Taich
Director of Investor Relations
Phone:	(603) 334-1415

(For Immediate Release)

Apogent Reports Fourth Quarter and Full Year Results

PORTSMOUTH, N.H. (November 10, 2003): Apogent Technologies Inc. (NYSE: AOT), a leading manufacturer of clinical diagnostic and life science research products, today reported financial results for the fourth quarter and fiscal year ended September 30, 2003.

During the fourth quarter, Apogent implemented some important strategic actions to reduce future operating costs and simplify its balance sheet. These actions included: (i) the successful completion of a tender offer for the Company’s 8% Senior Notes; (ii) the refinancing of the Company’s revolving credit facility; (iii) the implementation of previously announced restructuring actions; and (iv) the termination of its Securities Lending Agreement. There were one-time charges associated with these actions. To ensure clarity of understanding, we have presented comparative operating results throughout this release both before and after the effects of special items. For a reconciliation of the adjusted results to U.S. GAAP, please refer to the table on page 2 of this release and to Exhibits 4, 5, and 6.

Excluding special items, adjusted income and diluted earnings per share from continuing operations for the fourth quarter were $33.9 million and $0.36, respectively. This compares to adjusted income and diluted earnings per share from continuing operations, excluding special items, of $35.8 million and $0.33, respectively, for the fourth quarter of fiscal 2002. Including the impact of the special items, on a U.S. GAAP basis, the net loss and diluted loss per share from continuing operations for the fourth quarter were $(13.0) million and $(0.14), respectively. These results compare with income and diluted earnings per share from continuing operations for the fourth quarter of fiscal 2002 of $35.7 million and $0.33, respectively.

November 10, 2003

Excluding special items, adjusted income and diluted earnings per share from continuing operations for the fiscal year ended September 30, 2003 were $130.4 million and $1.29, respectively, compared to adjusted income and diluted earnings per share from continuing operations, excluding special items, of $134.5 million and $1.24, respectively, for the fiscal year ended September 30, 2002. Including the impact of the special items, on a U.S. GAAP basis, income and diluted earnings per share from continuing operations for the fiscal year ended September 30, 2003 were $82.4 million and $0.81, respectively. These results compare with income and diluted earnings per share from continuing operations for the fiscal year ended September 30, 2002 of $130.2 million and $1.20, respectively. Net cash provided by operating activities was $192.1 million for the fiscal year ended September 30, 2003, versus $192.2 million for the fiscal year ended September 30, 2002.

Reconciliation of Income from Continuing Operations

	Three Months Ended September 30, (in thousands)		Year Ended September 30, (in thousands)
	2003	2002	2003	2002
U.S GAAP
Income (loss) from continuing operations	$(13,010)	$35,738	$82,373	$130,167

Diluted earnings (loss) per common share from continuing operations	$(0.14)	$0.33	$0.81	$1.20

Adjusted
Restructuring charges, net of tax	$7,240	$88	$8,327	$4,359
Loss on the extinguishment of debt, refinancing of revolver and settlement of securities lending agreement, net of tax	39,673	—	39,673	—

Adjusted income from continuing operations	$33,903	$35,826	$130,373	$134,526

Adjusted diluted earnings per common share from continuing operations	$0.36	$0.33	$1.29	$1.24

Commenting on the financial results of the Company and on the fiscal year, Frank H. Jellinek, Jr., President and Chief Executive Officer of Apogent, said: “Overall, Apogent had another strong operating performance for the quarter and results were consistent with expectations. For the quarter and the year, the Clinical Group posted sequentially improving organic growth rates and generated positive gross profit and operating income growth on a year over year basis. The Clinical business constitutes approximately 47% of our net sales. During 2003, the Research Group faced a challenging environment

November 10, 2003

with reduced levels of spending from its customers in pharma and biotech. Despite these challenges, the Research Group posted only a fractional decrease in organic sales for the fourth quarter and an increase in organic sales for the year. Lower volumes and unfavorable mix contributed to margin pressure within the Research Group, and programs have been implemented to address these issues for 2004. As we have stated, we viewed this year as an opportunity to focus our efforts internally and introduce a culture of systematic cost reduction necessary in both groups. We have completed important divestitures and restructurings that improve our operating base and we have taken advantage of historically low interest rates to improve our capital structure. These actions should translate into improved profitability in the future and serve as an example of the approach we plan to continue with a view to further reducing costs, improving margins and maximizing cash flows.”

Net sales for the fourth quarter were $284.6 million compared with $271.7 million in the same period last year, an increase of 4.8%. Net sales for the fiscal year were $1,097.5 million compared to $1,027.9 million for the prior year, an increase of 6.8%.

Quarterly and fiscal year comparisons of net sales by business segment are as follows:

	Three Months Ended September 30, (in thousands)
Business Segment	2003	2002	Growth	Internal Growth
Clinical Group	$130,789	$122,251	7.0%	5.3%
Research Group	153,786	149,409	2.9%	(0.5)%

Total	$284,575	$271,660	4.8%[1]	2.1%

	Fiscal Year Ended September 30, (in thousands)
Business Segment	2003	2002	Growth		Internal Growth
Clinical Group	$510,536	$473,388	7.8%		3.3%
Research Group	586,953	554,525	5.8%		1.4%

Total	$1,097,489	$1,027,913	6.8	%1	2.3%

[1]	Please refer to Exhibit 7 for a breakdown of net sales growth for the three months and fiscal year ended September 30, 2003.

November 10, 2003

Apogent’s net sales for the quarter and fiscal year by geographic area were as follows:

	Three Months Ended September 30, (in thousands)
Geographic Area	2003	2002
North America	$206,991	$200,901
Europe	51,037	46,373
Asia	18,482	16,887
Other	8,065	7,499

Total	$284,575	$271,660

	Fiscal Year Ended September 30, (in thousands)
Geographic Area	2003	2002
North America	$799,162	$757,163
Europe	203,523	178,448
Asia	67,895	61,609
Other	26,909	30,693

Total	$1,097,489	$1,027,913

DETAILED FINANCIAL RESULTS

Please refer to the financial statements at the end of this press release when reviewing the following financial information. As noted previously, the following has been adjusted for special items. Please refer to exhibits 4, 5, and 6 for reconciliation to U.S. GAAP.

Adjusted gross profit for the fourth quarter of fiscal 2003 was $135.3 million, versus $137.0 million for the same period last year. Adjusted gross margin was 47.5% in the fourth quarter of this year versus 50.4% in the fourth quarter of last year. Adjusted gross profit and margin for fiscal year 2003 were $526.0 million or 47.9%, versus $511.5 million and 49.8% last year. The adjustments for special items were $6.6 million and $0.5 million for the three months ended September 30 for 2003 and 2002, respectively. For the fiscal years, the adjustments were $7.5 million and $5.6 million for 2003 and 2002, respectively. Accordingly, without the adjustments, gross profit and margin were $128.7 million and 45.2% for the fourth quarter of 2003 and $518.5 million and 47.2% for the fiscal year ended September 30, 2003. This compares with gross profit and margin of $136.5 million and 50.2% for the fourth quarter of 2002 and $505.9 million and 49.2% for the fiscal year ended September 30, 2002.

November 10, 2003

Adjusted selling, general and administrative expenses for the fourth quarter of fiscal 2003 were $68.5 million, versus $68.1 million for the same period last year. Adjusted selling, general and administrative expenses for the fiscal year ended September 30, 2003 were $278.4 million, versus $256.7 million last year. The adjustments for special items were $5.2 million and $(0.4) million for the three months ended September 30 for 2003 and 2002, respectively. For the fiscal years, the adjustments were $6.0 million and $1.3 million for 2003 and 2002, respectively. Accordingly, without the adjustments, selling, general and administrative expenses were $73.7 million for the fourth quarter of 2003 and $284.4 million for the fiscal year ended September 30, 2003. This compares with selling, general and administrative expenses of $67.8 million for the fourth quarter of 2002 and $258.0 million for the fiscal year ended September 30, 2002.

Adjusted operating income for the fourth quarter of 2003 was $66.8 million, a decrease of 3.0%, from $68.9 million for the same period last year. Adjusted operating income for fiscal year 2003 was $247.6 million compared to $254.8 million for fiscal year 2002. Without the adjustments, operating income was $55.0 million for the fourth quarter of 2003 and $234.1 million for the fiscal year ended September 30, 2003, compared with $68.7 million and $247.9 million for the fourth quarter and full year, respectively, of fiscal 2002.

Adjusted earnings before interest, taxes, depreciation and amortization from continuing operations (Adjusted EBITDA) was $82.4 million for the three months ended September 30, 2003, versus $82.0 million for the same period in 2002. Adjusted EBITDA was $307.6 million for fiscal year 2003, versus $308.3 million for fiscal year 2002. On a U.S. GAAP basis, net loss was $(19.6) million for the three months ended September 30, 2003 compared to net income of $36.2 million for the same period in 2002. Net loss was $(11.7) million for the fiscal year ended September 30, 2003 compared to net income of $121.1 million for the fiscal year ended September 30, 2002.

The Company has included information concerning Adjusted EBITDA because management believes that some investors use Adjusted EBITDA as a measure of a company’s historical ability to service its debt. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as an indicator of Apogent’s operating performance or cash flows as a measure of liquidity. Adjusted EBITDA has not been prepared in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA, as presented by Apogent, may not be comparable to similarly titled measures reported by other companies. Certain other non-GAAP financial measures (i.e., adjusted operating income) have been provided in order to provide consistency with the format of presentation previously made to the investing public.

Inventory was $206.5 million at the end of the fourth quarter, a reduction of $6.9 million during the quarter. Inventory turns for the quarter were 2.6, compared with 2.6 for the last quarter, and 2.6 for the fourth quarter of last year. Accounts receivable at the end of the quarter were $179.5 million. Days sales outstanding in the fourth quarter were 56.1 days compared with 55.2 days for the same period last year.

November 10, 2003

SPECIAL ITEMS

During the quarter, the Company announced a cash tender offer for its $325.0 million principal amount of 8% Senior Notes due 2011 (the “Notes”). The tender offer expired on October 15, 2003. Apogent received tenders for a total of $317,955,000 principal amount of Notes, representing approximately 97.8% of the aggregate principal amount of Notes outstanding prior to the tender offer. All of the tendered notes were purchased. The one-time costs associated with this tender were approximately $59.6 million on a pre-tax basis and $37.5 million net of tax.

On July 29, 2003, Apogent Technologies Inc. put in place a five-year $500 million Revolving Credit Facility with a select syndication of financial institutions. The new Credit Facility replaces Apogent’s former $500 million revolving credit facility involving a larger banking syndicate that would have matured in December 2005. The one-time costs associated with this refinancing were approximately $2.0 million on a pre-tax basis and $1.3 million net of tax.

Restructuring expenses during the three months ended September 30, 2003 were $11.8 million. For the fiscal year, restructuring expenses were $13.5 million. These charges were primarily related to severance and other costs associated with the consolidation of facilities and discontinuance of certain product lines. These actions are expected to result in future savings of approximately $5 million per year.

On September 19, 2003, Apogent settled its obligations under its Securities Lending Agreement and terminated the arrangement. This did not have a material impact on our liquidity or financial results. The one-time costs associated with the termination of this arrangement were approximately $1.4 million on a pre-tax basis and $0.9 million net of tax.

SHARE REPURCHASES

During the fourth quarter, the Company repurchased approximately 1.8 million shares at an average price of $21.93. For the fiscal year, including the Company’s “Dutch Auction Tender,” the Company repurchased approximately 14.4 million shares at an average price of $18.40 per share.

As of the end of the fourth quarter, the number of shares outstanding was approximately 92.0 million.

In accordance with prior Board authorizations, the Company is authorized to repurchase an additional 11.6 million shares through September 30, 2005. The Company expects to continue to repurchase shares on an opportunistic basis.

ACQUISITIONS AND DIVESTITURES

On August 4, 2003, Apogent announced the acquisition of Porex Bio Products, Inc. This business has been renamed Quality Scientific Plastics, Inc. (QSP) and is being integrated operationally with Molecular BioProducts, Inc. Net sales from this acquisition for the first full year are expected to be approximately $30 million.

November 10, 2003

In addition, Apogent announced the acquisition of certain operating assets of Meteor Glass Corporation. This business has been integrated into Apogent’s Chase Scientific Glass subsidiary and is expected to contribute approximately $0.5 million in net sales during the first full year post-acquisition.

Previously, Apogent announced the divestiture of Applied Biotech, Inc. This business was sold to Inverness Medical Innovations, Inc. (AMEX: IMA) for $13.4 million in cash and 692,506 shares of Inverness stock. In addition, Apogent completed the divestiture of its BioRobotics subsidiaries. This business was sold to Genomic Solutions Acquisitions Limited for a total purchase price of $3.2 million.

OUTLOOK FOR THE FISCAL YEAR 2004

The Company’s estimate of diluted earnings per share for fiscal 2004 is $1.50 to $1.65. This is the same range that was articulated by the Company in its April 22, 2003 press release. The guidance is detailed in the table below on a quarterly basis:

Reporting Period	EPS ($)
First Quarter	0.32–0.35
Second Quarter	0.38–0.42
Third Quarter	0.39–0.43
Fourth Quarter	0.41–0.45

Fiscal Year 2004	$1.50–$1.65

SUCCESSION PLAN

Apogent’s Chief Executive Officer and President, Frank H. Jellinek, Jr., has indicated his intention to retire as CEO and President effective January 1, 2005. Mr. Jellinek will remain with Apogent thereafter as a Board member. Commenting on his decision, Mr. Jellinek said: “I have worked for Apogent for over 35 years and it has been a consuming passion for me. But I have always had outside interests. In 2005 I will turn 60 and it will be time for me to seek a different balance between my personal interests and my business life.” Mr. Jellinek continued, “A logical succession plan is fundamental to a well-managed business. Announcing my intention to retire 14 months in advance enables the Company to ensure a successful transition.”

Apogent also announced that Robert V. Ahlgren has been named Chief Operating Officer. Mr. Ahlgren is currently Group President for Apogent’s Research Group. Mr. Jellinek commented: “Bob has extensive experience in both the Research and Clinical markets and is an excellent choice to serve as Apogent’s Chief Operating Officer. This industry experience, along with his leadership and operating skills, are what prompted us to recruit Bob to Apogent 5 years ago.” Mr. Ahlgren began his career in the industry in 1977 and has held senior management positions for American Hospital Supply

November 10, 2003

Corporation, Murex Diagnostics, and Baxter International, working both domestically and overseas.

Kenneth F. Yontz, Chairman of the Board of Apogent, commented: “Frank has made an enormous contribution to Apogent. I am pleased that he will remain with the Company and continue to serve on its Board of Directors following his retirement. Bob is a talented operating executive and we look forward to working with him in his new role as Chief Operating Officer.”

CONFERENCE CALL

On Tuesday, November 11, 2003, at 11:00 a.m. EST, Apogent will host a conference call to discuss its fourth quarter and fiscal year-end financial results for the period ended September 30, 2003. The dial-in numbers for the teleconference are:

Domestic Callers	(800) 513-1181
International Callers	(952) 556-2826

The conference call will be simultaneously audio web cast in the Investor Relations section of Apogent’s website at www.apogent.com and will be available there until December 12, 2003.

A telephone replay of the call will also be available until 1:00 p.m. EST on Thursday, November 13, 2003. The telephone replay numbers are (800) 615-3210 (Domestic Callers) or (703) 326-3020. (International Callers), passcode 6400861.

INVESTOR RELATIONS EVENTS

Meeting	Details
JPMorgan Small Cap Conference	November 12, 2003 Boston, MA

JPMorgan Healthcare Conference	January 12-15, 2004 San Francisco, CA

For further information on upcoming investor events, including copies of the written presentation materials from investor conferences and web cast information, please visit the Investor Relations section of Apogent’s website.

November 10, 2003

UPCOMING COMPANY TRADE SHOW EXHIBITS

Show	Details
Society of Neuroscience	November 8 – 12, 2003 New Orleans, LA

Medica	November 19 – 22, 2003 Dusseldorf, Germany

American Society for Cell Biology	December 15 – 16, 2003 San Francisco, CA

For further information on industry trade shows that Apogent companies attend, please visit Apogent’s website.

ABOUT APOGENT

Apogent is a diversified worldwide leader in the design, manufacture, and sale of value-added laboratory and life science products essential for healthcare diagnostics and scientific research. Apogent’s companies are divided into two business segments for financial reporting purposes: the Clinical Group and the Research Group.

FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements that involve risks and uncertainties. Forward-looking statements, including those dealing with competitors, customers, acquisitions, sales, profit margins, earnings, product development, financial performance, stock repurchase intentions, and growth strategies, are based on current expectations. Our actual results may differ materially from those presently anticipated. Factors that could cause actual results to differ materially include, among others: increased borrowing rates; the inability to buy back shares at acceptable prices; financial risks associated with our holding company structure; currency and other risks associated with our international operations; risks from rapid technological change and new product introductions; the cyclical nature of some of the industries and markets into which we sell our products; changes in customer purchasing patterns; competitive factors; transitional challenges associated with acquisitions; the possibility of future restructuring or impairment charges against our reported earnings; our dependence upon key distributors and original equipment manufacturers; possible disruption of our manufacturing operations from labor unrest, shortages of critical materials or other causes; the availability of additional capital, if necessary; regulatory and litigation risks; and the other “Cautionary Factors” contained in Item 7 of the Company’s most recent Form 10-K and our subsequent reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

* * * * *

November 10, 2003

Exhibit 1

APOGENT TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands except share and per share data)

(unaudited)

	September 30,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$18,505	$16,327
Marketable securities—available for sale	17,625	—
Accounts receivable (less allowance for doubtful accounts of $4,286 and $5,723 respectively)	179,523	186,950
Inventories	206,549	203,997
Deferred income taxes	15,308	14,127
Prepaid expenses and other current assets	16,518	19,689
Assets of discontinued operations—held for sale	—	5,436

Total current assets	454,028	446,526
Available for sale security	—	60,183
Property, plant and equipment, net	282,752	270,893
Intangible assets, net	179,492	201,859
Goodwill	999,243	1,029,591
Other assets	34,476	27,033

Total assets	$1,949,991	$2,036,085

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt and overdrafts	$12,801	$10,640
Current portion of long-term debt	2,281	25,352
Accounts payable	50,220	53,779
Income taxes payable	20,053	53,064
Accrued payroll and employee benefits	34,484	32,009
Accrued interest expense	8,844	16,630
Restructuring reserve	1,758	1,548
Other current liabilities	36,883	23,074
Liabilities of discontinued operations	—	305

Total current liabilities	167,324	216,401
Long-term debt, less current portion	891,989	635,020
Securities lending agreement	—	60,183
Deferred income taxes	137,683	132,100
Other liabilities	26,948	17,243
Commitments and contingent liabilities	—	—

Shareholders’ equity:
Preferred stock, $0.01 par value; authorized 20,000,000 shares	—	—
Common stock, $0.01 par value; authorized 250,000,000 shares issued 107,057,865 and 106,976,877 shares respectively; outstanding 92,013,345 and 105,967,853 shares respectively	1,071	1,070
Equity rights, 50 rights at $1.09 per right	—	—
Additional paid-in capital	270,119	271,682
Retained earnings	737,045	748,791
Accumulated other comprehensive loss	(2,464)	(26,419)
Treasury common stock, 15,044,521 and 1,009,024 shares at cost	(279,724)	(19,986)

Total shareholders’ equity	726,047	975,138

Total liabilities and shareholders’ equity	$1,949,991	$2,036,085

November 10, 2003

Exhibit 2

APOGENT TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2003	2002	2003	2002
Net sales	$284,575	$271,660	$1,097,489	$1,027,913

Cost of sales:
Cost of products sold	149,305	134,666	571,510	516,416
Restructuring charges	6,562	490	7,517	5,603

Total cost of sales	155,867	135,156	579,027	522,019

Gross profit	128,708	136,504	518,462	505,894

Selling, general and administrative expenses	68,504	68,116	278,367	256,692
Restructuring charges and asset impairments	5,211	(352)	6,018	1,262

Total selling, general and administrative expenses	73,715	67,764	284,385	257,954

Operating income	54,993	68,740	234,077	247,940

Other income (expense):
Interest expense, net	(13,800)	(9,886)	(46,227)	(40,737)
Amortization of deferred financing fees	(1,237)	(781)	(4,046)	(3,461)
Loss on extinguishment of debt and settlement of securities lending agreement	(62,973)	—	(62,973)	—
Other, net	383	(1,703)	1,326	1,569

Income (loss) from continuing operations before income taxes	(22,634)	56,370	122,157	205,311
Income taxes	(9,624)	20,632	39,784	75,144

Income (loss) from continuing operations	(13,010)	35,738	82,373	130,167
Discontinued operations, net of income tax benefit	(6,603)	418	(94,119)	(9,018)

Net income (loss)	$(19,613)	$36,156	$(11,746)	$121,149

Basic earnings per common share from continuing operations	$(0.14)	$0.34	$0.82	$1.22
Discontinued operations	(0.07)	0.00	(0.94)	(0.08)

Basic earnings per common share	$(0.21)	$0.34	$(0.12)	$1.14

Diluted earnings per common share from continuing operations	$(0.14)	$0.33	$0.81	$1.20
Discontinued operations	$(0.07)	0.00	(0.93)	(0.08)

Diluted earnings per common share	$(0.21)	$0.34	$(0.12)	$1.11

Weighted average basic shares outstanding	92,620	106,511	100,443	106,467
Weighted average diluted shares outstanding	92,620	107,626	101,181	108,656

November 10, 2003

Exhibit 3

APOGENT TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Year Ended September 30,
	2003	2002
Cash flows from operating activities:
Net income	$(11,746)	$121,149
Adjustments to reconcile net income to net cash provided by operating activities
Discontinued operations	94,119	9,018
Depreciation	43,100	38,354
Amortization	19,595	17,060
Gain on sale of property plant and equipment	432	1,859
Write-off of inventory and asset impairments	7,845	—
Loss on extinguishment of debt and settlement of securities lending	62,973	—
Deferred income taxes	2,919	24,753
Changes in assets and liabilities, net of effects of businesses acquired:
Decrease in accounts receivable	2,672	10,358
Increase in inventories	(3,577)	(24,620)
Increase in prepaid expenses and other current assets	(519)	(832)
Decrease in accounts payable	(3,581)	(1,759)
Decrease in income taxes payable	(33,675)	(2,448)
Increase (decrease) in accrued payroll and employee benefits	1,394	(1,724)
Increase (decrease) in accrued interest expense	(7,786)	1,337
Increase (decrease) in restructuring reserve	210	(118)
Increase (decrease) in other current liabilities	9,787	(10,211)
Net change in other assets and liabilities	7,890	9,974

Net cash provided by operating activities	192,052	192,150

Cash flows from investing activities:
Capital expenditures	(53,278)	(63,630)
Proceeds from sales of property, plant and equipment	4,206	5,007
Proceeds from sale of security	57,174
Net payments for businesses acquired	(66,540)	(139,735)
Proceeds from sale of discontinued operations	15,266	—
Other investing activities	1,546	—

Net cash used in investing activities	(41,626)	(198,358)

Cash flows from financing activities:
Proceeds from revolving credit facility	931,506	358,500
Principal payments on revolving credit facility	(608,400)	(567,000)
Proceeds from long-term debt	250,000	300,000
Principal payments on long-term debt	(340,026)	(79,089)
Principal payment on securities lending	(57,174)
Proceeds from the exercise of stock options	3,652	10,293
Proceeds from stock purchase program	1,655	—
Purchase of treasury stock	(268,125)	(19,986)
Financing fees paid	(14,885)	(8,259)
Premium paid on extinguishment of debt and settlement of securities lending	(60,978)
Other financing activities	824	6,175

Net cash provided by (used in) financing activities	(161,951)	634

Effect of exchange rate changes on cash and cash equivalents	13,703	12,709

Net increase in cash and cash equivalents	2,178	7,135
Cash and cash equivalents at beginning of period	16,327	9,192

Cash and cash equivalents at end of period	$18,505	$16,327

November 10, 2003

Exhibit 4

APOGENT TECHNOLOGIES INC. AND SUBSIDIARIES

Adjusted Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three months ended September 30, 2003				Three months ended September 30, 2003
	US GAAP Results	Adjustments (B)		Adjusted Results (A)	US GAAP Results	Adjustments (B)	Adjusted Results (A)
Net sales	$284,575	$—		$284,575	$271,660	$—	$271,660

Cost of sales	149,305	—		149,305	134,666	—	134,666
Restructuring charge	6,562	(6,562)		—	490	(490)	—

Total cost of sales	155,867	(6,562)		149,305	135,156	(490)	134,666

Gross profit	128,708	6,562		135,270	136,504	490	136,994
Selling, general and administrative expenses	68,504	—		68,504	68,116	—	68,116
Restructuring charge	5,211	(5,211)		—	(352)	352	—

Total selling, general and administrative expenses	73,715	(5,211)		68,504	67,764	352	68,116

Operating income	54,993	11,773		66,766	68,740	138	68,878
Other income (expense):
Interest expense	(13,800)	—		(13,800)	(9,886)	—	(9,886)
Amortization of deferred financing fees	(1,237)	—		(1,237)	(781)	—	(781)
Loss on the extinguishment of debt and settlement of securities lending agreement	(62,973)	62,973		—	—
Other, net	383	—		383	(1,703)	—	(1,703)

Income (loss) from continuing operations before income taxes	(22,634)	74,746		52,112	56,370	138	56,508
Income taxes	(9,624)	27,833	(D)	18,209	20,632	50	20,682

Income (loss) from continuing operations	(13,010)	46,913		33,903	35,738	88	35,826
Discontinued operations, net of income tax benefit	(6,603)	—		(6,603)	418	—	418

Net income (loss)	$(19,613)	$46,913		$27,300	$36,156	$88	$36,244

Basic earnings per common share from continuing operations	$(0.14)			$0.37	$0.34		$0.34
Discontinued operations	(0.07)			(0.07)	0.00		0.00

Basic earnings per common share	$(0.21)			$0.29	$0.34		$0.34

Diluted earnings per common share from continuing operations	$(0.14)			$0.36	$0.33		$0.33
Discontinued operations	$(0.07)			$(0.07)	$0.00		$0.00

Diluted earnings per common share	$(0.21)			$0.29	$0.34		$0.34

Weighted average basic shares outstanding	92,620			92,620	106,511		106,511
Weighted average diluted shares outstanding	92,620	1,178	(C)	93,798	107,626		107,626

(A)	These Adjusted Consolidated Statements of Operations are for informational purposes only and are not in accordance with U.S. generally accepted accounting principles (GAAP). These statements exclude the impact of the special items.

(B)	Reflects the impact of restructuring charges, refinancing of revolving credit facility, loss on extinguishment of debt and settlement of securities lending agreement.

(C)	Reflects the dilutive impact of stock options

(D)	The tax rate used for adjustments is based on the tax rate in the jurisdiction in which the income or expense arose.

November 10, 2003

Exhibit 5

APOGENT TECHNOLOGIES INC. AND SUBSIDIARIES

Adjusted Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Year ended September 30, 2003				Year ended September 30, 2003
	US GAAP Results	Adjustments (B)		Adjusted Results (A)	US GAAP Results	Adjustments (B)	Adjusted Results (A)
Net sales	$1,097,489	$—		$1,097,489	$1,027,913	$—	$1,027,913
Cost of sales	571,510	—		571,510	516,416	—	516,416
Restructuring charge	7,517	(7,517)		—	5,603	(5,603)	—

Total cost of sales	579,027	(7,517)		571,510	522,019	(5,603)	516,416

Gross profit	518,462	7,517		525,979	505,894	5,603	511,497
Selling, general and administrative expenses	278,367	—		278,367	256,692	—	256,692
Restructuring charge and asset impairment	6,018	(6,018)		—	1,262	(1,262)	—

Total selling, general and administrative expenses	284,385	(6,018)		278,367	257,954	(1,262)	256,692

Operating income	234,077	13,535		247,612	247,940	6,865	254,805
Other income (expense):
Interest expense	(46,227)	—		(46,227)	(40,737)	—	(40,737)
Amortization of deferred financing fees	(4,046)	—		(4,046)	(3,461)	—	(3,461)
Loss on the extinguishment of debt and settlement of securities lending agreement	(62,973)	62,973		—	—
Other, net	1,326	—		1,326	1,569	—	1,569

Income (loss) from continuing operations before income taxes	122,157	76,508		198,665	205,311	6,865	212,176
Income taxes	39,784	28,508	(C)	68,292	75,144	2,506	77,650

Income (loss) from continuing operations	82,373	48,000		130,373	130,167	4,359	134,526
Discontinued operations, net of income tax benefit	(94,119)	—		(94,119)	(9,018)	—	(9,018)

Net income (loss)	$(11,746)	$48,000		$36,254	$121,149	$4,359	$125,508

Basic earnings per common share from continuing operations	$0.82			$1.30	$1.22		$1.26
Discontinued operations	(0.94)			(0.94)	(0.08)		(0.08)

Basic earnings per common share	$(0.12)			$0.36	$1.14		$1.18

Diluted earnings per common share from continuing operations	$0.81			$1.29	$1.20		$1.24
Discontinued operations	$(0.93)			$(0.93)	$(0.08)		$(0.08)

Diluted earnings per common share	$(0.12)			$0.36	$1.11		$1.16

Weighted average basic shares outstanding	100,443			100,443	106,467		106,467
Weighted average diluted shares outstanding	101,181			101,181	108,656		108,656

(A)	These Adjusted Consolidated Statements of Operations are for informational purposes only and are not in accordance with U.S. generally accepted accounting principles (GAAP). These statements exclude the impact of the special charges.

(B)	Reflects the impact of restructuring charges, refinancing of revolving credit facility, loss on extinguishment of debt and settlement of securities lending agreement.

(C)	The tax rate used for adjustments is based on the tax rate in the jurisdiction in which the income or expense arose.

November 10, 2003

Exhibit 6

Calculation of Adjusted EBITDA

(historical amounts have been restated to reflect discontinued operations)

(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2003	2002	2003	2002
Net income (loss)	$(19,613)	$36,156	$(11,746)	$121,149
Less: Discontinued operations	(6,603)	418	(94,119)	(9,018)
Loss on the extinguishment of debt and settlement of securities lending agreement	(62,973)	—	(62,973)	—
Restructuring charges and asset impairments	(11,773)	(138)	(13,535)	(6,865)
Income Taxes	(9,624)	20,632	39,784	75,144

Adjusted Income from continuing operations before income taxes	52,112	56,508	198,665	212,176
Interest expense	13,800	9,886	46,227	40,737
Depreciation	11,285	10,855	43,100	38,354
Amortization	5,218	4,788	19,595	17,060

Adjusted EBITDA	$82,415	$82,037	$307,587	$308,327

November 10, 2003

Exhibit 7

	Three Months Ended	Year Ended
	September 30, (unaudited)
Components of Net Sales Growth	2003	2003
Internal growth	2.1%	2.3%
Acquisitions and base period adjustments	1.2%	2.3%
Foreign exchange	1.5%	2.2%

Total sales growth	4.8%	6.8%